UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 11, 2010
MGM MIRAGE
(Exact name of registrant as specified in its charter)

DELAWARE	001-10362	88-0215232
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada (Address of Principal Executive Offices)	89109 (Zip Code)
(702) 693-7120
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
     On March 11, 2010, the primary general contractor for CityCenter Holdings, LLC, a Delaware limited liability company (“CityCenter”), which is a joint venture entity between subsidiaries of MGM MIRAGE, a Delaware corporation, and Dubai World, a Dubai, United Arab Emirates government decree entity, delivered a notice of its intent to file mechanics’ liens on CityCenter with respect to an alleged approximately $492 million claim against CityCenter. Pursuant to the notice, the lien may be filed within 15 days following the date of the notice. CityCenter believes that its actual obligation to the general contractor is substantially less than the amount claimed and that it is also entitled to significant offsets against the claimed amount. CityCenter intends to pursue all of its rights and remedies against the general contractor, including arbitration. Nevertheless, because the general contractor may be able to file liens on CityCenter for an amount in excess of what CityCenter’s fully drawn $1.8 billion senior secured credit facility allowed, CityCenter has obtained a six-month amendment to the credit facility that allows for additional construction liens in an amount more than sufficient to cover the threatened liens.
     In addition, CityCenter believes that it has significant claims against the general contractor related to its role in connection with the Harmon Hotel construction, which construction was halted by local building inspectors due to construction defects. While CityCenter’s investigation into the general contractor’s potential liability regarding the Harmon Hotel is continuing, and there can be no assurance at this point as to the ultimate outcome of any action CityCenter may undertake, CityCenter believes that the amount of its claim against the general contractor may exceed the amount of CityCenter’s estimated remaining liability to the general contractor.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGM MIRAGE
Date: March 12, 2010	By:	/s/ Troy E. McHenry
		Name:	Troy E. McHenry
		Title:	Vice President — Legal Affairs

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